Exhibit 99


Norwood Financial Corp.
717 Main Streeto Honesdale, Pennsylvania 18431o 717-253-1455

                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------


            NORWOOD FINANCIAL CORP. ANNOUNCES SPECIAL STOCK DIVIDEND
                        AND 14% INCREASE IN CASH DIVIDEND


Honesdale, PA, December 10, 1997 - William W. Davis, Jr., President and Chief Executive Officer of Norwood Financial Corp., and its subsidiary Wayne Bank, announced today that the Company's Board of Directors declared a special 100% stock dividend and increased its cash dividend by 14.3%. For payment of the stock dividend, each shareholder will receive one additional share of stock for each share that they currently own. In addition, the regular quarterly cash dividend will increase $14.3% from $.105 per share to $.12 per share, after adjusting for the stock dividend. Both dividends are payable February 1, 1998 to shareholders of record as of January 15, 1998.

         Mr. Davis commented, "The Company has had strong earnings for the first nine months of the year. As a result of this performance, we're please to provide our shareholders with this special stock dividend and an increase in their cash payment. In addition, in order to expand marketability and enhance shareholder value, we are in the process of applying to have Norwood Financial Corp. Common Stock (NWFL) listed on the NASDAQ National Market. Hopefully, this will be finalized during the First Quarter of 1998."

                                     (MORE)


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         Norwood  Financial  Corp.,  through its  subsidiary  Wayne Bank, a full service independent community bank, operates eight branch offices located throughout Wayne and Pike Counties. At September 30. 1997, total assets were $267.7 million, with loans of $188.7 million and deposits of $229.7 million.

CONTACT:          Lewis J. Critelli
                  Senior Vice President and
                  Chief Financial Officer
                  Norwood Financial Corp.

                  (717) 253-1455 or 1-800-598-5002